CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital – Retail Centers of America, Inc.
tony@defaziocommunications.com	bblock@arlcap.com

FOR IMMEDIATE RELEASE

American Realty Capital – Retail Centers of America, Inc.
Acquires Liberty Crossing Shopping Center and Resets Accrual Date for Distributions

New York, NY, June 11, 2012 – American Realty Capital – Retail Centers of America, Inc. (the “Company” or “ARC – Retail Centers of America”) announced today that on June 8, 2012, it closed its acquisition of the Liberty Crossing Shopping Center located in Rowlett, Texas, at a purchase price of approximately $21.6 million, exclusive of closing costs. This marks the first acquisition by the Company.

“We are particularly pleased to announce today our very first purchase in our large-format retail real estate investment program, ARC – Retail Centers of America,” said Nicholas S. Schorsch, its CEO. “We expect that ARC – Retail Centers of America will carry on our tradition of adhering to industry best practices, while representing another sector-specific, best of class investment solution operated by a skilled, experienced partner; in this case Lincoln Property Company from Dallas, with a demonstrated track record and an investment theme that resonates with our retail investors.”

The property contains 106,000 rentable square feet and is 95% leased to 16 tenants. Three tenants represent 41% of the annualized rental income of the property: Ross Stores, Inc. (NASDAQ: ROST); PetSmart, Inc. (NASDAQ: PETM); each of which are rated by major credit rating agencies; and Dollar Tree, Inc. (NASDAQ: DLTR).

The Ross Stores lease, which commenced in October 2008, has a 10-year term, expiring in January 2019.  The PetSmart lease, which commenced in December 2008, has a 10-year term and expires in December 2018.  The Dollar Tree lease commenced in August 2008, has a 10-year term, expiring August 2018.

The Company also announced that its board of directors had reaffirmed a distribution equal to a rate of $0.0017534247 per day based on the common stock price of $10 per share.  The board of directors also approved a change to the timing of when such distributions will accrue.  Distributions will begin to accrue immediately upon completion of the Company’s initial property acquisition which occurred on June 8, 2012.  The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.  The initial distribution will be payable on July 5, 2012.

Important Notice

ARC – Retail Centers of America is a publicly registered, non-traded real estate investment program.

ARC – Retail Centers of America initially filed a registration statement on Form S-11 (including a prospectus) with the Securities and Exchange Commission (“SEC”) on September 14, 2010, and the registration statement became effective on March 17, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated March 17, 2011, and supplements thereto are available on the SEC Web site at:

http://www.sec.gov/Archives/edgar/data/1500554/000114420411015584/v215080_424b3.htm,

http://www.sec.gov/Archives/edgar/data/1500554/000114420412024716/v310573_424b3.htm, and

http://www.sec.gov/Archives/edgar/data/1500554/000114420412030016/v313530_424b3.htm

Alternatively, the Company or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

To arrange interviews with executives of American Realty Capital – Retail Centers of America, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.